As filed with the Securities and Exchange Commission on January 10, 2001
                                                        Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               Conolog Corporation
                         (Name of issuer in its charter)

          Delaware                        3679                   52-0853566
          --------                        ----                   ----------
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
      of organization)          Classification Code No.)    Identification No.)

                                 5 Columbia Road
                              Somerville, NJ 08876
                                 (908) 722-8081
          (Address and telephone number of principal executive offices)

                           Robert S. Benou, President
                               Conolog Corporation
                                 5 Columbia Road
                              Somerville, NJ 08876
                                 (908) 722-8081
            (Name, address and telephone number of agent for service)

                                   Copies to:

                            Arnold N. Bressler, Esq.
                    Milberg Weiss Bershad Hynes & Lerach LLP
                             One Pennsylvania Plaza
                               New York, NY 10119
                                 (212) 594-5300
                              (212) 868-1229 (Fax)

      Approximate date of proposed sale to the public: As soon as reasonably practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                            Proposed         Proposed
       Title of Each                         Maximum          Maximum         Amount of
    Class of Securities   Amount to be   Offering Price      Aggregate      Registration
     to be Registered      Registered          per        Offering Price         Fee
                                           Security(1)
========================================================================================
Common Stock,
$.01 par value per
share, issuable up-        3,000,000         $.6875          $2,062,500       $515.63
on conversion of
Convertible
Debentures
----------------------------------------------------------------------------------------
Total Registration         3,000,000         $.6875          $2,062,500       $515.63
and Fee
========================================================================================

----------
(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457 under the Securities Act of 1933. The proposed maximum offering price was calculated based upon the average of the high and low price of the Company's Common Stock on the Nasdaq SmallCap Market for January 5, 2001.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities laws to offer these securities using this prospectus, these securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION - January 10, 2001

================================================================================

Prospectus

January __, 2001

                               Conolog Corporation

                        3,000,000 Shares of Common Stock

--------------------------------------------------------------------------------

The Company:

o Conolog Corporation is an engineering company with three lines of business. We provide short- and long-term engineering and technical staff, through our Atlas Design subsidiary. We also design and manufacture small electronic components for military and commercial applications. We also provide installation, maintenance and troubleshooting services for commercial and corporate computer systems and networks to business in the greater New York metropolitan area.

o     Conolog Corporation
      5 Columbia Road
      Somerville, NJ 08876
      (908) 722-8081

o     Conolog  common  stock is listed on the  Nasdaq  SmallCap  Market  (symbol
      CNLG).

The Offering:

o     This is an offering of shares of common stock of Conolog Corporation.

o The shares are being offered by an entity that has the right to acquire them. This right comes from a convertible debenture and options to acquire convertible debentures held by the entity. Conolog will not receive any proceeds from the sale of the shares by the selling stockholder.

o On January 5, 2001, the last reported sale price for the Common Stock on the Nasdaq SmallCap Market was $0.6875 per share.

--------------------------------------------------------------------------------

Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 8.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary.............................................................4
Risk Factors...................................................................8
Recent Developments...........................................................13
Disclosure of SEC Position on
Indemnification for Securities Act Liabilities................................13
Selling Stockholder and Plan of Distribution..................................14
Validity of Capital Stock.....................................................15
Experts.......................................................................15
Available Information.........................................................15
Incorporation of Certain Documents by Reference...............................16

                               PROSPECTUS SUMMARY

      This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Conolog and our industry. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus. Conolog undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

      THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS. YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING IN OTHER PARTS OF THIS PROSPECTUS OR INCORPORATED BY REFERENCE.

                               Conolog Corporation

      We are an engineering company with three lines of business manufacturing, temporary staffing and computer services. One of our non-manufacturing businesses recruits and places professionals, primarily in the engineering fields, for a variety of businesses. Our other non- manufacturing business provides installation, maintenance and troubleshooting services for commercial and corporate computer systems and networks to businesses in the greater New York metropolitan area. Our manufacturing business is engaged in the design, manufacture (directly or through subcontractors) and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmission and reception and other communication areas that are used in both military and commercial applications Our products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets.

                                   Our History

      We were organized in 1968 and engaged primarily in the design and manufacture of electronic components and systems for military applications.

      In July 1971, we merged with DSI Systems, Inc., then engaged in the development and manufacture of terminal viewers for digital retrieval of microfilm. Later that year, we changed our name from DSI Systems, Inc. to Conolog Corporation.

      By 1980, it became apparent that the military segment of our business was growing while the terminal viewer segment was a drain on our cash and other resources. By the year-end, the terminal viewer business was discontinued and the inventory relating to it was written off, allowing us to concentrate on our military business.

      In 1981, we acquired one of our customers, Iniven Corporation. At that time, we were manufacturing, on behalf of Iniven, a line of transmitters and receivers used for controlling and transceiving the measurement of the flow of gases and liquids, by gas and water utilities for controlling the flow of waste water and sewage and measuring and controlling traffic.

      Since the 1980's, we have been an active participant in providing electromagnetic wave filters for major military programs, such as, the Patriot Missile, Hawk Missile and Sea Sparrow Missile. In addition to these projects, Conolog components are currently used by the military in tanks, the Apache helicopters and the MK-50 torpedoes.

      During 1987, we made the strategic decision to redirect our focus from military to commercial markets. Since then, we have refocused on manufacturing and marketing our products for the commercial marketplace rather than depending on the military and defense-related markets. This effort has included the introduction of new products, the redesign of existing products and increased advertising and marketing efforts, as permitted by our limited financial resources. The decision to embark on this program entailed a major design effort, including the coordination of outside engineering consultants to develop a complete line of products aimed at our target markets. The primary emphasis was on products for electric utilities, co-generation of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing Digital Signal Processing (DSP) technology.

      Testing of our first commercial product group, the Teleprotection Series PTR-1000, was under way in the latter part of 1992 by the Bonneville Power Administration. This detailed test permitted us to "fine tune" the product for power transmission applications. In March 1994, the PTR-1000 was approved for use by Bonneville and thereafter by other utilities and municipalities. To date, we have sold and delivered approximately 1200 PTR-1000 sets to 15 utilities and 5 municipalities, most of which are installed and in service.

      Following the PTR-1000, in 1993, we introduced our "98 Series" Tone Products for water, gas, telephone and oil companies, waste water, traffic control and airports. In 1994, we unveiled the following products:

      o the Power Supply Series -- this allows the various utilities to power-up the equipment from any power source,

      o the "40 Series" for transmission of analog variable data (water levels, gas pressures and temperature),

      o the Multiplexer Series -- this permits the transmission of up to 900 separate data points, again using a telephone line, microwave link, or satellite, and

      o the "68 Series" tone products -- this series is the "98 Series" repackaged mechanically specifically for customers with older systems who want to upgrade to DSP technology without the expense of a complete mechanical installation. The "68 Series" offers the entire line offered by the "98 Series".

      In 1995, we introduced a stand alone "98 Series" transmitter and receiver for field installations and a wide range fiber optic interface for the Iniven products. The fiber optic interface is also available as a stand alone coupling device. We launched our industrial grade 1200 Baud Modem for data transmission/communication, and completed the PTR-1000 Systems options. Throughout 1997 and 1998, we designed, and we currently are in the process of completing and building, the PTR-1500 Quad System, Protection Equipment, exclusively for the General Electric

Company. This product will be labeled GE-NS50 Series, for worldwide sales as detailed in the agreement between GE and Conolog dated April 1, 1997.

      In February 1999, we completed field testing of our PTR-1500 and introduced the unit to US and Canadian utilities. In March 1999, GE advised us that it sold its Power Line Business to the Trench Group in Canada, which has been in negotiations with us to enter into a potential purchase and sales agreement. We have received an initial $200,000 order for PTR-1500 units from Boston Edison Energy Company.

      In September 1998, we acquired the assets of Atlas Design, Inc., a human resource outsourcing company, to further our strategy of mergers and acquisitions, and to assist in providing qualified engineering and technical staff in support of our longer term contracts.

      In August 2000, we acquired Independent Computer Maintenance Corporation, a provider of installation, maintenance and troubleshooting services for commercial and corporate computer systems and networks to businesses in the greater New York metropolitan area.

      Our principal executive offices are located at 5 Columbia Road, Somerville, New Jersey 08876. Our telephone number is (908) 722-8081.

                                  The Offering

Common Stock offered by the selling stockholders .............  3,000,000

Common Stock to be outstanding after the offering ............ 12,406,459 shares

Use of proceeds . . . . .  We will not receive any of the proceeds from the sale of the shares by the selling stockholder. We will, however, receive proceeds in connection with any exercise by the selling stockholder of the option we granted to acquire the convertible debentures.
                           We anticipate that we will use any proceeds received for general corporate purposes and for the acquisition of complementary businesses.

Nasdaq SmallCap Market Symbol ............................................ CNLG

      The 12,406,459 shares of common stock to be outstanding after this offering assumes the conversion in full of the $2,040,000 principal amount of the convertible debentures that may be issued to the selling stockholder into 3,000,000 shares of common stock.

      The shares to be outstanding after this offering exclude

      o     8,813 shares held in our treasury;

      o 5,236,950 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.00 per share; and

      o 155,241 shares of common stock issuable upon conversion of outstanding Series A and B preferred stock. Each share of Series A preferred stock may be exchanged for one share of common stock upon surrender of the preferred stock and payment of $1,200 per share. Each five shares of Series B preferred stock is convertible into one share of common stock.

                             Summary Financial Data

      Set forth below is our summary financial data for the years ended July 31, 2000, 1999 1998, 1997 and 1996, which are derived from our audited consolidated financial statements. Also set forth below is the summary financial data for the three months ended October 31, 2000 and 1999, which are derived from our unaudited financial statements. The unaudited financial statements include all adjustments consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for these periods.

(in thousands, except per share amounts)
Year Ended July 31,


                                   2000      1999        1998      1997       1996
                                   ----      ----        ----      ----       ----
Operations Summary:
Net sales and other income       $ 5,611    $ 2,508    $   746    $ 1,123    $ 1,924
Net income (loss)                $(1,884)   $(1,043)   $(1,765)   $(3,810)   $   292
Income (loss) per share          $  (.28)   $  (.24)   $  (.54)   $ (2.41)   $   .28
Balance Sheet Summary:
Total assets                     $ 6,657    $ 6,620    $ 4,819    $ 4,340    $ 3,928
Long-term debt and capitalized        --         --         --         --          5
lease obligations

                           (in thousands, except per share amounts)
                                    FOR THE THREE MONTHS ENDED

                                           OCTOBER 31
                                          (unaudited)
                                     2000            1999
                                     ----            ----
Operations Summary:
Net sales and other income          $1,812          $  762
Income (loss) before taxes          $  188          $ (399)
Net income (loss)                   $  124          $ (400)
Income (loss) per Share             $  .01          $ (.07)

Balance Sheet Summary:

                               October 31, 2000
                                   (unaudited)

Cash                               $  857
Total Current Assets               $5,634
Total Assets                       $6,766
Total Current Liabilities          $  367
Total Stockholders' Equity         $6,399

                                  RISK FACTORS

We have a history of operating losses and we may not be able to continue to be profitable.

      Our continued existence is dependent upon us successfully expanding our business and attaining profitable operations. Although we reported net income of $123,942 for the quarter ended October 31, 2000, we reported net losses of $1,883,663 and $1,042,919 for the fiscal years ended July 31, 2000 and 1999, respectively. Thus, we may not be able to continue to be profitable.

We only began our placement services business in September 1998, so your basis for evaluating us is limited.

      We only entered the placement services business in September 1998 when we acquired the operating assets of Atlas Design. None of our officers have any prior experience in this business. We cannot assure you that we will be successful in operating this business.

Our placement services business is a substantial burden on our limited cash.

      On October 31, 2000, we had approximately $856,846 in cash. We pay the personnel we place through our Atlas Design subsidiary on a weekly basis. However, our customers are invoiced when we pay the employees and typically take 30 days or more to pay their bills. As our placement services business expands, this has created a cash flow problem for us. We may not have sufficient financing capital to allow us to support the placement services business.

We only began our computer services business in August 2000, so your basis for evaluating us is limited.

      We only entered the computer services business in August 2000 when we acquired the operating assets of Independent Computer Maintenance Corporation, a provider of installation, maintenance and troubleshooting services for commercial and corporate computer systems and networks. None of our officers has any prior experience in this business. We cannot assure you that we will be successful in operating this business.

Our computer services business is a substantial burden on our limited cash.

      As our computer services business expands, it has created a cash flow problem for us. We may not have sufficient financing capital to allow us to support the computer services business.

We have many competitors and we may not be able to compete effectively against them.

      The placement services industry is intensely competitive and highly fragmented, with few barriers to entry by potential competitors at the local level. We compete for both clients and qualified personnel with other firms offering such placement services. The majority of our competitors are significantly larger than we are and have greater marketing and financial resources than we do. Many clients use more than one placement services company and it is common for a client to use several placement services companies at the same time. We also face the risk that our clients may decide to provide similar services internally or use independent contractors.

      The markets for our manufactured products and computer services are also very competi tive. We are an insignificant factor in both of these industries. There are several companies which manufacture products of the type we produce. Most of these companies are substantially larger than us and have substantially greater name recognition, financial resources and personnel than we do. The market is also characterized by rapid technological changes and advances. We would be adversely affected if our competitors introduced technology superior products or offered these products at significantly lower prices than our products.

      There are also several companies that provide similar computer services as the computer services that we provide. These companies are larger than we are and have greater name recognition, financial resources and personnel. Competition in all the industries we engage in is expected to continue and intensify.

Our success depends on keeping up with rapid technological changes.

      The market for our manufactured products is characterized by rapid technological changes and advances. Our failure to introduce new products in a timely or cost effective manner or our failure to improve our existing products or remain price competitive, would materially adversely affect our operating results.

We are dependent on a few large customers.

      Our computer services business has fewer than 15 customers. Most of the sales of our manufactured products are to a few major customers. Our dependence on major customers subjects us to significant financial risks in the operation of our business if a major customer were to terminate or materially reduce, for any reason, its business relationship with us.

An economic downturn in the New York City area would adversely affect us.

      A majority of our revenues derived from both placement and computer services are generated within the New York City metropolitan area. An economic downturn in this area could have a material adverse effect on our results of operations or financial condition. During such downturns, the use of temporary and contract employees usually is curtailed, the recruitment of permanent employees is reduced and we may face increased competitive pricing pressures. Similarly, during economic downturns, the use of the computer services that we provide may also be curtailed and we may face increased competitive pricing pressures. As economic activity increases, temporary and contract employees often are added to the workforce before permanent employees are hired. During periods of increased economic activity and generally higher levels of employment, the competition among placement services firms for qualified personnel becomes even greater. During these periods we may not be able to recruit the personnel necessary to fill our clients' needs.

We may not be able to attract the qualified personnel we need to succeed.

      Because of the technical nature of our business, we are dependent upon our ability to attract and retain technologically qualified personnel. Competition for individuals with proven professional or technical skills is intense, and demand for such individuals is expected to remain very strong for the foreseeable future. We may not be successful in attracting qualified personnel.

We may make acquisitions that are not successful.

      We are seeking to expand into new markets and may do so by acquiring businesses, which may or may not be related to our existing businesses. Our strategy of making acquisitions is subject to the following risks:

      o     We may not be able to identify suitable acquisition candidates.

      o If the purchase price includes cash, we may need to use all or a portion of our available cash.

      o Even if we do identify such suitable candidates, we may not be able to make such acquisitions on commercially reasonable terms.

      o We may not be able to consummate any acquisition or successfully integrate the acquired services, products and personnel of any acquisition into our operations.

      o Acquisitions may cause a disruption in our ongoing business, distract our management and drain our other resources.

      o We may not be able to retain key employees of the acquired companies or maintain good relations with its customers or suppliers.

      o     We may be required to incur additional debt.

      o We may be required to issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions.

      o We may have to incur significant accounting charges, such as for goodwill, which may adversely affect our results of operations.

Our minimal staff may have difficulty managing our operations.

      We only employ about 22 people on a full time basis. Approximately 8 of our full time employees are involved in production. Our success is dependent upon the services of our current management, particularly Robert S. Benou, our President. Mr. Benou has entered into an employment agreement with us which expires on May 31, 2002. However, if the employment of Mr. Benou terminates, or he is unable to perform his duties, we may be materially and adversely affected.

We are dependent on component manufacturers to provide us with the parts we need.

      We are dependent on outside suppliers for all of the subcomponent parts and raw materials we need to manufacture our products. A shortage, delay in delivery, or lack of availability of a part could lead to manufacturing delays, which could reduce sales. We also purchase some custom parts, primarily printed circuit boards. The failure of a supplier of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues.

On March 8, 2001, our common stock may be delisted from the Nasdaq Small Cap Market -- if this happens, you would find it more difficult to dispose of our stock.

      Our common stock and class A warrants are currently listed on the Nasdaq SmallCap Market. For continued listing on Nasdaq, a company, among other things, must have $2,000,000 in net tangible assets, 500,000 shares in the public float, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. In a letter to us, dated December 8, 2000 from the Nasdaq Stock Market, Inc., we were notified that our common stock failed to maintain a minimum bid price of $1.00 as required by Marketplace Rule 4310(c)(4), and we had until March 8, 2001 to regain compliance with this rule. In order to regain compliance, the closing price for our common stock must be at least $1.00 for ten consecutive days by March 8, 2001. Since December 8, 2000, the closing price of our common stock has not been at least $1.00. If we are unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, you may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. These rules may materially adversely affect the liquidity of the market for our common stock.

If we are delisted from the Nasdaq SmallCap Market, you may also find it more difficult to trade our common stock due to "penny stock" rules.

      In the event that our shares are delisted, we anticipate that they will continue to be traded on the Electronic Bulletin Board. In that event, trading in our shares would be covered by "penny stock" rules promulgated for non-Nasdaq and non-exchange listed securities. Under these rules, any broker/dealer who recommends our shares to persons other than prior customers and investors meeting certain financial requirements, must, prior to sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction. Securities are exempt from these rules if the market price is at least $5.00 per share.

      The SEC has adopted regulations that generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market.

      If our shares become subject to the regulations on penny stocks, the price and ability to sell our shares would be severely affected because the shares could only be sold in compliance with the penny stock rules. We cannot be sure that our securities will not be subject to the penny stock regulations or other regulations that would negatively affect the market for our securities.

The issuance and sale of a significant number of authorized and unissued shares in the public market may adversely affect prevailing market prices of our common stock.

      We are authorized to issue 20,000,000 shares of our common stock, of which, as of January 8, 2001:

      9,406,459 shares of common stock are outstanding (excluding treasury stock).

      5,236,950 shares of common stock are reserved for issuance upon the exercise of warrants and options to purchase common stock.

      155,241 shares of common stock are reserved for issuance upon the conversion of all of our outstanding preferred stock.

      3,000,000 shares of common stock are reserved for issuance upon the exercise of options to acquire convertible debentures and the subsequent conversion of the convertible debentures.

      In addition, we are authorized to issue 2,000,000 shares of preferred stock, of which 155,241 are outstanding.

      The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of common stock in the market after this offering, or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

                               RECENT DEVELOPMENTS

      See "Selling Stockholder and Plan of Distribution" for a description of the Option Agree ment between Clog II LLC and Conolog, dated as of November 29, 2000.

      We are currently undergoing ISO 9000:2000 certification, funded by a grant by the State of New Jersey. We anticipate that this certification will be completed shortly.

                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Article Eighth of Conolog's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

      Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification.

      Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of Conolog pursuant to the foregoing provisions, or otherwise, Conolog has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by Conolog of expenses incurred or paid by a director, officer or controlling person of Conolog in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) Conolog will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

      This prospectus relates to the offer and sale of 3,000,000 shares of common stock by Clog II LLC ("Clog II" or "selling stockholder").

      Conolog and Clog II entered into an Option Agreement, dated as of November 29, 2000. Under the Option Agreement, Conolog granted an option to Clog II to purchase convertible debentures having an aggregate principal amount of up to $2,040,000. Clog II's option may be exercised at any time prior to November 29, 2002.

      Each convertible debenture is convertible into common stock of Conolog at a conversion price of $.68 per share. If Clog II were to exercise its option for all $2,040,000 of convertible debentures, it would have the right to convert those debentures into 3,000,000 shares of common stock. In the event of conversion in full, the shares would represent approximately 24% of the outstanding common stock of Conolog. The Option Agreement provides that Clog II agrees to vote any shares of common stock into which the convertible debentures are converted (the "conversion shares") in the same manner and proportion as Conolog's other shareholders (e.g., if a shareholder vote on a proposal is required and, of the votes cast, 60% vote for and 40% vote against the proposal, Clog II will vote the conversion shares 60% for and 40% against the proposal.

      Each convertible debenture will bear interest at the rate of 8% per annum and will be due 12 months from the date it is issued, subject to acceleration under certain circumstances. At maturity, except with respect to the initial $100,000 loaned, Conolog will have the option to pay each debenture, together with all accrued interest thereon, by issuing shares of a new Series C preferred stock having a value of $5.00 per share for purposes of such repayment.

      The Series C preferred will be non-voting and carry a cumulative dividend of 8% per annum, which may be payable by the issuance of additional shares of Series C preferred stock valued at $5.00 per share. The Series C preferred will be convertible into common stock at the rate of one share of common stock for each share of Series C preferred and have a liquidating preference of $5.00 per share. The Series C preferred may be redeemed by Conolog at any time by paying $5.00 in cash therefor.

      The Agreement also provides that, during the period commencing on the issuance of any shares of Series C preferred stock to Clog II and ending on the second anniversary thereof (the "Registration Period") Clog II may elect to include its Series C preferred in any post-effective amendment to the Registration Statement or any new registration statement under the Securities Act. In addition, the Agreement provides that, during the Registration Period, Clog II may give notice to the Company to the effect that it desires to register its shares under the Securities Act for public distribution, in which case the Company will file a post-effective amendment to a then current registration statement or a new registration statement.

      The securities offered hereby may be sold from time to time directly by the selling stockholder. Alternatively, the selling stockholder may from time to time offer such securities through underwriters, brokers, dealers or agents. The distribution of securities by the selling stockholder may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholder in connection with such sales of securities. The selling stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

      At the time a particular offer of securities is made by or on behalf of the selling stockholder, to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for securities purchased from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

      Under the Exchange Act, and regulations thereto, any person engaged in a distribution of the securities of Conolog offered by the selling stockholder may not simultaneously engage in market-making activities with respect to such securities of Conolog during the applicable "cooling off" period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, in connection with transactions in such securities, which provisions may limit the timing of purchase and sales of such securities by the selling stockholder.

                            VALIDITY OF COMMON STOCK

      The validity of the shares of common stock offered hereby will be passed upon for Conolog by Milberg Weiss Bershad Hynes & Lerach LLP.

                                     EXPERTS

      The financial statements of Conolog for each of the three years in the period ended July 31, 2000, incorporated by reference in this prospectus, have been audited and reported upon by Rosenberg Rich Baker Berman & Company, independent accountants. Such financial statements have been incorporated by reference in this prospectus in reliance upon the report of Rosenberg Rich Baker Berman & Company, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. To the extent that Rosenberg Rich Baker Berman & Company audits and reports on the financial statements of Conolog issued at future dates and consents to the use of their report thereon, such financial statements also will be incorporated by reference in this prospectus in reliance upon their report and said authority.

                              AVAILABLE INFORMATION

      Conolog is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public

Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1- 800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Conolog, that file electronically with the SEC. The address of the site is http://www.sec.gov

      Conolog has filed with the SEC a Registration Statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the SEC. Copies of the Registration Statement and the exhibits are on file with the SEC and may be obtained, upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the Registration Statement and its exhibits.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Conolog with the SEC (File No. 0-8174) are incorporated by reference in this prospectus:

      (1)   Annual Report on Form 10-K for the year ended July 31, 2000.

      (2)   Quarterly Report on Form 10-Q for the quarter ended October 31,
            2000.

      (3) Proxy Statement for the Annual Meeting of Stockholders, held on October 12, 2000.

      (4) All other reports filed by Conolog pursuant to Sections 13 or 15(d) of the Exchange Act since July 31, 2000.

      (5) The description of Conolog's common stock contained in its Registration Statement on Form S-1 (No. 333-35489), including any amendments or reports filed for the purpose of updating such description.

      All documents filed by Conolog pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Conolog will provide, without charge, to each person (including any beneficial owner) to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876, telephone (908) 722-8081.

                                     PART II
                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

         The estimated expenses in connection with this offering are as follows:

         SEC filing fee.............................................. $ 515.63
         Nasdaq filing fee........................................... $ 7,500
         NASD filing fee............................................. $ -0-
         Printing and engraving*..................................... $ 5,000
         Transfer Agent Fees*........................................ $ -0-
         Legal fees and expenses*.................................... $30,000
         Accounting fees and expenses*............................... $20,000
         Blue Sky fees and expenses*................................. $15,000
         Miscellaneous expenses*..................................... $18,000

                  Total.............................................. $96,015.63

----------

*     Indicates expenses that have been estimated for the purpose of filing.

Item 15. Indemnification of Officers and Directors

      The Company's Certificate of Incorporation requires Conolog to indemnify its officers, directors and employees to the fullest extent permitted by law, including full or partial indemnification for any judgment, settlement or related expense. In addition, advances of ex penses to officers and directors are permitted upon an undertaking by the person to be indemni fied to repay all such expenses if he or she is ultimately found not to be entitled to indemnification. The indemnification provision in Conolog's Certificate of Incorporation applies to all actions and proceedings including those brought by or in the right of Conolog. Directors and officers remain liable for acts and omissions not in good faith or which involve intentional misconduct and transactions from which such officer or director derives improper personal benefit.

Item 16. Exhibits

Exhibit
Number                          Description
------                          -----------

4*          Specimen certificate for shares of common stock

5           Opinion of Milberg Weiss Bershad Hynes & Lerach LLP


23(a)       Consent of Rosenberg Rich Baker Berman & Company

  (b) Consent of Milberg Weiss Bershad Hynes & Lerach LLP, contained in its opinion under Exhibit 5

99(a) Option Agreement between Clog II LLC and Conolog, dated as of November, 29, 2000.

  (b) Form of Convertible Debenture to be issued upon exercise of options under the Option Agreement between Clog II LLC and Conolog, dated as of November, 29, 2000.

* Incorporated by reference to Conolog's Registration Statement on Form S-1 (File No. 33- 92424) filed with the Commission on May 17, 1995.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerville, State of New Jersey, on this 9 day of January, 2001.

                                          CONOLOG CORPORATION

                                          By  /s/ Robert S. Benou
                                             --------------------------------
                                                      Robert S. Benou
                                                    President and Chief
                                                     Executive Officer

                   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date:  January 9, 2001                        /s/ Robert S. Benou
                                             --------------------------------
                                                      Robert S. Benou
                                                         President,
                                                  Chief Executive Officer
                                                      and Director

Date:  January 9, 2001                        /s/ Arpad J. Havasy
                                             --------------------------------
                                                      Arpad J. Havasy
                                                 Executive Vice President,
                                                 Secretary, Treasurer and
                                                         Director

Date:  January 9, 2001                        /s/ Marc R. Benou
                                             --------------------------------
                                                       Marc R. Benou
                                                 Vice President, Assistant
                                                  Secretary and Director

Date:  January 9, 2001                        /s/ Louis S. Massad
                                             --------------------------------
                                                      Louis S. Massad
                                                          Director

Date:  January 9, 2001                        /s/ Edward J. Rielly
                                             --------------------------------
                                                     Edward J. Rielly
                                                         Director

                                  Exhibit Index

Exhibit
Number                             Description
------                             -----------

4*           Specimen certificate for shares of common stock

5            Opinion of Milberg Weiss Bershad Hynes & Lerach LLP

23(a)        Consent of Rosenberg Rich Baker Berman & Company

  (b) Consent of Milberg Weiss Bershad Hynes & Lerach LLP, contained in its opinion under Exhibit 5

99(a) Option Agreement between Clog II LLC and the Company, dated as of November, 29, 2000

  (b) Form of Convertible Debenture to be issued upon exercise of options under the Option Agreement between Clog II LLC and the Company, dated as of November, 29, 2000

* Incorporated by reference to Conolog's Registration Statement on Form S-1 (File No. 33- 92424) filed with the Commission on May 17, 1995.